As filed with the Securities and Exchange Commission on June 29, 2004
                                                    Registration  No. 333-113244
===============================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       POST EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              AMAZON BIOTECH, INC.
      -------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                Utah                                     87-0416131
    ---------------------------------        ----------------------------------
    (State or other jurisdiction             (IRS Employer Identification  No.)
    of incorporation or organization)


             43 West 33 Street, Suite 405, New York, New York 10001
            --------------------------------------------------------
             (Address of Principal Executive Offices) (Zip Code)


    AMENDED AND RESTATED AMAZON BIOTECH, INC 2004 STOCK COMPENSATION PLAN
    ---------------------------------------------------------------------
                            (Full title of the plan)

                                Philip Drachman
                                   President
                          43 West 33 Street, Suite 405
                            New York, New York 10001

                            -----------------------
                    (Name and address of agent for service)
                                 (212) 695-3003
                                 --------------
         (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee
-----------------------------------------------------------------------------------------------
                                                         Proposed     Proposed
              Title of                                   maximum      maximum
             securities                  Amount          offering    aggregate     Amount of
               to be                     to be            price       offering   registration
             registered              registered(1)(3)   per share      price       fee(2)(3)
-----------------------------------------------------------------------------------------------
Common Stock, $.001 par value to be  5,500,000 shares       $1.55    $8,525,000  $1,080.12
issued pursuant to the Amended and
Restated 2004 Amazon Biotech, Inc.
Stock Compensation Plan
-----------------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked price of the Registrant's common stock on February 25, 2004, as reported in the over-the-counter bulletin board market.

(3) 4,300,000 of the shares authorized under the Plan were registered on March 3, 2004 pursuant to the original Registration Statement 333-133244. A fee of $844.46 was paid in connection with the original Registration Statement.

                                EXPLANATORY NOTE

                   AMENDED AND RESTATED AMAZON BIOTECH, INC.
                          2004 STOCK COMPENSATION PLAN

      On March 3, 2004,  we filed with the  Securities  and Exchange  Commission
(SEC) a Registration Statement No. 333-113244 on Form S-8, pertaining to our 2004 Stock Compensation Plan. This Post-Effective Amendment No. 1 to our Form S-8 No. 333-113244 is being filed to increase the number of shares of common stock and options to purchase common stock available for issuance from 4,300,000 to 5,500,000.

      We registered 4,300,000 shares of common stock and options to purchase common stock for issuance under our 2004 Stock Compensation Plan on our Registration Statement No. 333-113244 on Form S-8, filed with the SEC on March 3, 2004. Since March 3, 2004, 4,290,000 shares of common stock have been issued under our 2004 Stock Compensation Plan. This left 10,000 shares of our common stock and options to purchase common stock available for issuance under our 2004 Stock Compensation Plan. This Post-Effective Amendment registers an additional 1,200,000 shares and options to purchase common stock for issuance under our 2004 Stock Compensation Plan.

      Except as described above, no other changes have been made to our Form S-8 Registration Statement No. 333-113244. For the convenience of the reader and as required under SEC rules, this Post-Effective Amendment to Form S-8 sets forth the complete text of Form S-8 rather than just the amended portions thereof. To preserve the nature and character of the disclosures set forth in these Items as originally filed, this Post-Effective Amendment to Form S-8 continues to speak as of March 3, 2004, and we have not updated the disclosures in this Post-Effective Amendment to speak as of a later date or to reflect events which occurred at a later date. For Items not modified herein, reference should be made to our Registration Statement No. 333-113244 on Form S-8 as filed with the SEC on March 3, 2004. The filing of this Post-Effective Amendment is not an admission that our Registration Statement No. 333-113244 on Form S-8, when filed, knowingly included any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

      1.    Our Annual  Report on Form 10-KSB for the fiscal year ended July 31,
            2003.

      2. Our Quarterly Report on Form 10-QSB for the quarter ended October 31, 2003.

      3.    Our  Definitive  Proxy  Statement on Schedule 14A filed  December 2,
            2004.

      4. Our Quarterly Report on Form 10-QSB for the quarter ended January 31, 2004.

      5.    Our Quarterly  Report on Form 10-QSB for the quarter ended April 30,
            2004.

      6. Our Current Report on Form 8-K, filed on March 8, 2004, as amended on May 11, 2004.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address: Philip Drachman, President, 43 West 33 Street, New York, New York 10001; (212) 695-3003.

ITEM 4. DESCRIPTION OF SECURITIES.

      Inapplicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Utah Statutes

      Section 16-10a-841 of the Utah Revised Business Corporation Act provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

      "(1) Without limiting the generality of Subsection 16-10a-840(4), if so provided in the articles of incorporation or in the bylaws or a resolution to the extent permitted in Subsection (3), a corporation may eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for:

            (a) the amount of a financial benefit received by a director to which he is not entitled;

            (b) an intentional infliction of harm on the corporation or the shareholders;

            (c)   a violation of Section 16-10a-842; or

            (d)   an intentional violation of criminal law.

      (2) No provision authorized under this section may eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective.

      (3) Any provision authorized under this section to be included in the articles of incorporation may also be adopted in the bylaws or by resolution, but only if the provision is approved by the same percentage of shareholders of each voting group as would be required to approve an amendment to the articles of incorporation including the provision.

      (4) Any foreign corporation authorized to transact business in this state, including any federally chartered depository institution authorized under federal law to transact business in this state, may adopt any provision authorized under this section.

      (5) With respect to a corporation that is a depository institution regulated by the Department of Financial Institutions or by an agency of the federal government, any provision authorized under this section may include the elimination or limitation of the personal liability of a director or officer to the corporation's members or depositors."

      Section 16-10a-902 of the Utah Revised Business Corporation Act provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

      "(1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

            (a)   his conduct was in good faith; and

            (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

            (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

      (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

      (4) A corporation may not indemnify a director under this section:

            (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

            (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

      (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding."

Amended and Restated Articles of Incorporation

      Our   Articles   of   Incorporation   contain  no   provisions   regarding
indemnification of officers and directors.


Bylaws

      Our Bylaws provide for the indemnification of our directors, officers, employees, or agents under certain circumstances as follows:

                                 "ARTICLE VIII
                                INDEMNIFICATION

      Section 8.1 Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of his having heretofore or hereafter been a director or officer of the corporation, or by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; and shall have power to defend such person from all suits as provided for under the provisions of the Utah Business
Corporation Act; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. The rights occurring to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

      Section 8.2 Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, note of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Section 8.3 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or of subsection
(o) of Section 16-10-4 of the Utah Business Corporation Act.

      Section 8.4 Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Inapplicable.

ITEM 8.  EXHIBITS.

Exhibit Number                Description
--------------                -----------
4.1               Amended and Restated Amazon Biotech, Inc. 2004 Stock Compensation Plan
5.1               Opinion of Spectrum Law Group, LLP re: legality of shares.
23.1              Consent of Spectrum Law Group, LLP (filed as Exhibit 5.1 herein).
23.2              Consent of Mantyla McReynolds
23.3              Consent of Larry O'Donnell, CPA, P.C.

----------------------
ITEM 9. UNDERTAKINGS.

            A. The undersigned  registrant  hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

            B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on June 28, 2004.

                                    ASYST CORPORATION



                                    By:  /s/ Angelo A. Chinnici
                                        ----------------------------------------
                                       Angelo A. Chinnici, CEO

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Signatures                 Title                          Date

/s/ Angelo A. Chinnici     Director                  June 28, 2004
----------------------
Angelo A. Chinnici

/s/ Philip Drachman        Director                  June 28, 2004
----------------------
Philip Drachman